Naples, FL (Nasdaq: TIBB)

Thomas J. Longe - Chairman & CEO
Edward V. Lett - Vice Chairman & President
Stephen J. Gilhooly - EVP & Chief Financial Officer

KBW Community Bank Conference
New York
July 30, 2008

TIBB -Keefe, Bruyette & Woods ‘08 #*
Forward Looking Statement
 This presentation contains certain forward-looking statements including those concerning the banking industry and the company’s operations, performance, financial condition, and growth. For this purpose, any statements contained in the presentation, that are not statements of historical facts may be deemed to be forward-looking statements. Without limiting the generality of the foregoing words such as “may”, “will,”
 “expect,” “believe,” “anticipate,” “intend,” “could,” “should,” “can,”
 “estimate,” or “continue,” of the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the company’s control, and actual results may differ materially depending on a variety of important factors, including competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the company, among other things.

TIBB -Keefe, Bruyette & Woods ‘08 #*
  3rd Largest Florida Independent; Largest Publicly Traded
 Community Bank Headquartered in Southwest Florida
  Founded 1974; HQ in Naples; $1.58B Assets; 20 Branches
  10.9% Total Risk Based Capital; 8.0% Leverage Ratio;
 TIB Bank and The Bank of Venice are also well-capitalized
Corporate Vision
We are managing the company over a 5 - 10 year horizon
to be the premier community banking institution
 in all of our markets
Corporate Profile

TIBB -Keefe, Bruyette & Woods ‘08 #*
Strategic Positioning
  We focus on middle market commercial banking
  Owner-operated commercial real estate
  Financing operating businesses
  Underwriting based on cash flow
  We are investing to diversity our revenue sources
  We are optimizing our organic opportunities and
 enhancing financial performance
 Strategic Positioning
Makes Us Different

as of 6/30/2008
($ in millions)
Loan Composition
$1,196.9M

as of 6/30/2008
($ in millions)
CRE Loans by Collateral Type
$646.2M

as of 6/30/2008
($ in millions)
Construction & Development
  Loan Analysis
$156.7M

($ in thousands)
As of 6/30/2008
Non-Performing Loans

As of 6/30/2008
Non-Performing Assets

TIBB -Keefe, Bruyette & Woods ‘08 #*
  Diversified loan portfolio by borrower and collateral type
  Commercial Real Estate: Debt service coverage and cash flow underwriting discipline.
 Collateral, value and guarantors are secondary sources of repayment
  Closely monitor the commercial and construction and development loans, borrowers and properties on a monthly and quarterly basis, for changes in financial condition and risk
  Residential loan portfolio is a seasoned portfolio with the exception of the recent growth of the portfolio
  No significant delinquency beyond the current non accrual loans. Problem assets are manageable.
  Identified loan impairment potential loss of $2.3 million. Loan loss reserve of $16.6 million or 1.39% of loans.
Summary

TIBB -Keefe, Bruyette & Woods ‘08 #*
  Acquired The Bank of Venice
  Acquired Naples Capital Advisors
  TIB Bank Enhancements (Private Banking & Trust)
  Containment of Indirect Auto Loan Problems
  Strategic Capital Investment From Two
 Leading Florida Families & Their Companies
Recent Initiatives
Recent Initiatives to Diversify Revenue,
Improve Organic Growth and Profitability

 Challenges
 Opportunities
Future Prospects